SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2008

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-12379 (Commission File Number)	31-1042001 (IRS Employer Identification No.)
4000 Smith Road Cincinnati, Ohio (Address of principal executive offices)		45209 (Zip Code)

Registrant’s telephone number, including area code: (513) 979-5782

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	First Financial Bancorp.

Item 7.01    Regulation FD Disclosure.

First Financial Bancorp (“First Financial”) is providing an update on selected business matters related to the management of its balance sheet. Although First Financial is providing this information today, it may not provide this level of detail, or provide further updates in the future, except as it deems necessary.

First Financial does not intend for this Item 7.01 to be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference into its filings under the Securities Act of 1933, as amended.

Counterparty Risk

▪
First Financial does not currently have, nor has it previously had, any counterparty exposure to Lehman Brothers Holdings Inc., Merrill Lynch & Company, Inc., or American International Group, Inc. First Financial has never experienced a loss as a result of counterparty failure.

In the normal course of business, First Financial offers a variety of financial instruments to its clients to assist them in meeting their financial requirements. Included is the use of derivative instruments which not only meet the needs of clients but also assist First Financial in managing the interest rate risk associated with certain transactions. These agreements generally involve the net receipt by First Financial of floating-rate amounts in exchange for net payments by the company, through its loan clients, of fixed-rate amounts.

While authorized to use a variety of derivative products, First Financial primarily utilizes interest rate swaps as a means to offer borrowers products that meet their needs and may from time to time utilize interest rate swaps to manage the macro interest rate risk profile of the company. These agreements establish the basis on which interest rate payments are exchanged with counterparties and are referred to as the notional amount. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional amount and the company’s credit risk exposure is limited to the market value of the instrument.

First Financial manages this market value credit risk through counterparty credit policies. These policies require the company to maintain a total derivative notional position of less than 10 percent of assets, total credit exposure of less than 3 percent of capital, and no single counterparty credit risk exposure greater than $20 million. The company is currently well below all single counterparty and portfolio limits. At June 30, 2008, the company had a total notional amount outstanding of approximately $113.6 million, spread among six counterparties, with a gross credit risk exposure from these contracts of $0.1 million.

Since June 30, 2008, First Financial has entered into an interest rate swap on a $50 million prime-based loan portfolio. The estimated current counterparty exposure on this instrument is approximately $0.4 million.

Liquidity

▪	First Financial has unused and available wholesale funding of approximately $1.5 billion.

Collateralized Funding
The principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as available-for-sale totaled $421.7 million at June 30, 2008, of which $222.6 million was pledged. Securities classified as held-to-maturity that are maturing within a short period of time are also a source of liquidity. Securities classified as held-to-maturity that are maturing in one year or less totaled $0.5 million at June 30, 2008. In addition, other types of assets such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, as well as loans and interest-bearing deposits with other banks maturing within one year, are sources of liquidity. Overnight federal funds sold totaled $4.0 million at June 30, 2008.

From June 30, 2008 through September 17, 2008, First Financial has executed $115 million of term debt instruments utilizing a combination of its funding sources from the pledging of investment securities and the Federal Home Loan Bank (FHLB) that have laddered maturities between two and three years. This strategy was primarily executed to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the balance sheet. The following table presents certain wholesale funding sources and available funding conduits as of August 31, 2008, which will highlight that First Financial continues to have significant liquidity to fund the daily activities of the bank.

Wholesale Funding Availability (Unaudited)
August 31, 2008
($ in thousands)
	Line Availability	Borrowed Amount	Current Availability

Fed Funds	$200,000		$200,000
FHLB - Cincinnati (1)	351,900	285,702	66,198
Holding Company LOC	75,000	54,000	21,000
Collateralized Funding (1)	380,539	277,696	102,843
Federal Reserve Discount Window	665,069		665,069
Total Excluding Brokered CDs	$1,672,508	$617,398	$1,055,110

Brokered CDs	552,396	110,926	441,470
Total Including Brokered CDs	$2,224,904	$728,324	$1,496,580

Total as a % of Assets	63.6%	20.8%	42.8%

(1) Of the previously mentioned $115 million of term debt instruments, $75 million settled in September 2008.

Federal Home Loan Bank
From time to time, First Financial utilizes its short-term line of credit and longer-term advances from the FHLB as funding sources. At August 31, 2008, total long-term borrowings from the FHLB were $37.7 million. The total available remaining borrowing capacity from the FHLB at August 31, 2008, was $66.2 million.

Line of Credit
First Financial maintains a short-term revolving credit facility with an unaffiliated bank. At August 31, 2008, the outstanding balance was $54.0 million on the $75.0 million credit facility, and the company was in full compliance with all covenants.

Federal Reserve Discount Window
The Federal Reserve allows eligible institutions to borrow funds on a short-term basis to meet the temporary shortages of liquidity caused by internal or external disruptions. Earlier this year in an effort to provide the financial industry support in the credit crisis, the Federal Reserve announced changes to its lending terms by extending the amounts available to the financial industry. While First Financial could access liquidity from the Federal Reserve discount window if necessary, the company has not needed to utilize this source of funds.

Quantitative and Qualitative Disclosures on Liquidity
In addition to the funding sources mentioned above and their availability, First Financial simulates a contingency funding plan to accommodate increasingly severe situations in accordance within its approved liquidity parameters. The plan outlines actions to be taken should circumstances warrant and provides for a reporting and communications program in the event of a liquidity crisis.

The contingency funding plan addresses various stress scenarios based on specific assumptions and generates amounts and timing of cash flows by financial instrument. From this, an immediate set of actions is derived to meet the contingency funding cash flow needs.

Asset Valuation

Level 3 Assets
Certain assets and liabilities of First Financial are measured at fair value in its financial statements. The fair value hierarchy as defined by SFAS No. 157, “Fair Value Measurements” gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1), a lower priority to observable inputs other than quoted prices in active markets for identical assets and liabilities (Level 2), and the lowest priority to unobservable inputs (Level 3). On a recurring basis, First Financial does not have any assets or liabilities valued by Level 3 inputs, and on a non-recurring basis has only a nominal amount of impaired loans valued utilizing Level 3 inputs, primarily related to the value of the loan’s collateral.

Summary

While the banking industry is in the midst of one of its most challenging periods in recent history, First Financial continues to manage the company through this difficult time for the banking sector, and the economy in general, by remaining focused on balance sheet management, including capital, liquidity, and credit quality.

About First Financial Bancorp

First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.5 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 80 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $2.0 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com.

Forward-Looking Statements

This filing should be read in conjunction with the consolidated financial statements, notes and tables in First Financial’s most recent Form 10-Q fling dated June 30, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K and other public documents filed with the SEC. These documents are available within the investor relations section of First Financial’s website at www.bankatfirst.com and on the SEC's website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

	By:	/s/ J. Franklin Hall
J. Franklin Hall
Executive Vice President and
Chief Financial Officer

Date: September 18, 2008